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                                                                Exhibit 4(c)(3)



                       THIRD AMENDMENT TO CREDIT AGREEMENT



         This Third Amendment to Credit Agreement ("Third Amendment") is made as of this 11th day of May, 1998 by and among Credit Acceptance Corporation, a Michigan corporation ("Company"), the Permitted Borrowers signatory hereto (each, a "Permitted Borrower" and collectively, the "Permitted Borrowers"), Comerica Bank and the other banks signatory hereto (individually, a "Bank" and collectively, the "Banks") and Comerica Bank, as agent for the Banks (in such capacity, "Agent").


                                    RECITALS

         A. Company, Permitted Borrowers, Agent and the Banks entered into that certain Second Amended and Restated Credit Agreement dated as of December 4, 1996, as amended by that First Amendment and Consent dated as of June 4, 1997 and that Second Amendment dated as of December 12, 1997 (the "Credit Agreement") under which the Banks renewed and extended (or committed to extend) credit to the Company and the Permitted Borrowers, as set forth therein.

         B. The Company and the Permitted Borrowers have requested that Agent and the Banks agree to make certain amendments to the Credit Agreement and to extend the Line of Credit Maturity Date presently in effect, and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this Third Amendment.

         NOW, THEREFORE, Company, Permitted Borrowers, Agent and the Banks agree:

         l. Section 1 of the Credit Agreement is hereby amended, as follows:

            (a) The definition of "Advances to Dealers" is amended and restated in its entirety, as follows:

                  "'Advances to Dealers' shall mean, as of any applicable date of determination, the dollar amount of advances, as such amount would appear in the footnotes to the financial statements of the Company and its Subsidiaries prepared in accordance with GAAP (and if such amount is not shown net of such reserves, then net of any reserves established by the Company as an allowance for credit losses related to such advances not expected to be recovered), provided that Advances to Dealers shall not include (a) any such advances (and the related Installment Contracts) transferred or encumbered pursuant to a Permitted Securitization, (b) Excess New Dealer Advances or (c) Charged-Off Advances, to the extent that such Charged-Off Advances exceed the portion of the Company's allowance for credit losses related to reserves against advances not expected to be recovered, as such allowance would appear in the footnotes to the financial statements of the Company and its Subsidiaries prepared in accordance with GAAP at such time. For purposes of this definition, (i) "Charged-Off Advances" shall mean those Advances to Dealers which the Company or any of its Subsidiaries has determined, based on the application of a static pool analysis or otherwise, are completely or partially impaired, to the extent of such impairment, (ii) "Excess New Dealer Advances" shall mean, at any time, the aggregate amount of advances to New Dealers to the extent such amount exceeds 10% of Gross Advances to Dealers; and




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                   (iii) "'New Dealer' shall mean, at any time, a Dealer who
                   participates in the Company"s program of financing and collecting installment contract receivables, whose oldest pool of Installment Contracts held by the Company is dated as of a date which is not more than six months prior to such time and who has an advance balance in excess of Ten Thousand Dollars ($10,000) at such time."

              (b) The definition of "Aggregate Commitment" is added, as follows:

                   "'Aggregate Commitment' shall mean the Line of Credit Maximum Amount and the Revolving Credit Maximum Amount, as in effect from time to time."

              (c)  The definition of "Cleanup Call(s)" is added, as follows:

                       "'Cleanup Call(s)' shall mean (a) in the case of an optional cleanup call, a cleanup call to be exercised at the option of the Company or a Special Purpose Subsidiary under the terms of the applicable Permitted Securitization, in an amount not in excess of Five Percent (5%) of the initial proceeds received by the Company from the applicable Permitted Securitization, and (b) in the case of a mandatory cleanup call, a mandatory cleanup call to be exercised at the option of the investors under the terms of the applicable Permitted Securitization, in an amount not in excess of Two and One-Half Percent (2 1/2%) of the initial proceeds received by the Company from the applicable Permitted Securitization, in either case, such Cleanup Call to be exercisable only at such time as (both before and after giving effect thereto) no Default or Event of Default has occurred and is continuing hereunder and being accompanied by the repurchase of or release of encumbrances on Advances to Dealers previously transferred or encumbered pursuant to such Permitted Securitization in the amount of such cleanup call."

              (d) The definition of "Consolidated Income Available for Fixed Charges" is amended to add, in the third line thereof (following the word "amortization") the parenthetical phrase "(including the amortization of any excess servicing asset)."

              (e) The definition of "Consolidated Net Income" is amended to add the following words to the end of subparagraph (c) thereof:

                       "(including, without limitation, any gain on sale generated by a Permitted Securitization except to the extent the Company has received a cash benefit therefrom in the applicable reporting period); and any interest income generated by a Permitted Securitization, except to the extent the Company has received a cash benefit therefrom in the applicable reporting period".

              (f) The definition of "Consolidated Tangible Net Worth" is amended to add the following clause at the end of such definition, following the word "GAAP":

                       "(but excluding from the determination thereof, without duplication, any capitalized gain on sales of Advances to Dealers pursuant to a Permitted Securitization, the equity interest in any Special Purpose Subsidiary, any interest income generated by a Permitted Securitization and any excess servicing asset except to the extent the Company has



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                       received a cash benefit therefrom in the applicable
                       reporting period)".

             (g) The definition of "Consolidated Total Assets" is amended to add the following clause at the end of such definition, following the word "GAAP":

                       "(but excluding from the determination thereof, without duplication, any capitalized gain on sales of Advances to Dealers pursuant to a Permitted Securitization, the equity interest in any Special Purpose Subsidiary, any interest income generated by a Permitted Securitization and any excess servicing asset, except to the extent the Company has received a cash benefit therefrom in the applicable reporting period)".

             (h) The definition of "Eurocurrency-Interest Period" is amended and restated in its entirety as follows:

                       "'Eurocurrency-Interest Period' shall mean, (a) for Swing Line Advances, an Interest Period of one month (or any lesser number of days agreed to in advance by Company or a Permitted Borrower, Agent and the Swing Line Bank) and (b) for all other Eurocurrency-based Advances, an Interest Period of seven days or one, two, three or six months and, in addition, in the case of Advances of the Revolving Credit only, twelve months (or any other number of days or months agreed to in advance by Agent and the Banks) as selected by Company or such Permitted Borrower, as applicable, for a Eurocurrency-based Advance pursuant to Section 2.3, 3.3, or 3.5 hereof, as the case may be."

             (i) The definition of "Funding Conditions" is amended by amending and restating in its entirety subparagraph (d) thereof as follows:

                       "(d) concurrently with the incurring of such additional Debt, the Company shall be obligated (i) to permanently reduce the Aggregate Commitment then in effect by an amount not less than Eighty Percent (80%) of the proceeds of such Debt, net of reasonable and customary third party expenses incurred by the Company in connection with the issuance of such Debt, reducing the Line of Credit Maximum Amount and the Revolving Credit Maximum Amount on a pro rata basis to the extent both such facilities are in effect, each such reduction in the Aggregate Commitment to be accompanied by the prepayments of principal and other sums required under
                       Section 2.14 or 3.15, as the case may be (using the proceeds of such additional Debt to make such prepayments), and otherwise in compliance with this Agreement and (ii) to apply the remaining proceeds of such additional Debt (net of expenses, as aforesaid) to the principal balance outstanding under the Line of Credit and the Revolving Credit (to the extent then outstanding, after giving effect to the mandatory prepayments required under clause (i) of this subparagraph), subject to the right to reborrow in accordance with the terms hereof, after taking into account the mandatory reductions of the Aggregate Commitment under clause (i) of this subparagraph."

             (j) The definition of "Future Debt" is amended to add, after the reference to Three Hundred Million Dollars ($300,000,000) in the



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                           preamble thereof, the words "less the aggregate
                           amount received by the Company or its Subsidiaries from dispositions of Advances to Dealers made pursuant to Permitted Securitizations" and to add, after the phrase "except for acceleration on default" at the end of paragraphs (x) and (y) thereof the words "or following a change in control".

                  (k) The definition of "Installment Contract(s)" is amended and restated in its entirety, as follows:

                                    "'Installment Contract(s)' shall mean retail installment contracts for the sale of used motor vehicles assigned by Dealers to Company or a Subsidiary of Company, as nominee for the Dealer, for administration, servicing, and collection pursuant to an applicable Dealer Agreement; provided, however, that to the extent the Company or any Subsidiary transfers or encumbers its interest in any Installment Contracts (or any Advances to Dealers related thereto) pursuant to a Permitted Securitization, such Installment Contracts shall, from and after the date of such transfer or encumbrance, cease to be considered Installment Contracts under this Agreement unless and until such installment contracts are reassigned to the Company or a Subsidiary of the Company or such encumbrances are discharged."

                  (l) The definition of "Line of Credit Maturity Date" is amended to extend the maturity date of the Line of Credit from the date presently in effect (May 15, 1998) to July 31, 1998.

                  (m) The definition of "Line of Credit Maximum Amount" is amended and restated in its entirety to read as follows:

                                    "'Line of Credit Maximum Amount' shall mean
                                    One Hundred Twenty Million ($120,000,000), less any reductions in the Line of Credit Maximum Amount under Section 2.14 of this Agreement."

                  (n) The definition of "Permitted Acquisition" is amended to add (in the second line thereof following the word "Subsidiaries") the words "(other than any Special Purpose Subsidiary)".

                  (o) The definition of "Permitted Guaranties" is amended to add, at the end of such definition (following the word "hereof") the words:

                           "or any agreement or other undertaking by the Company, as servicer of the Installment Contracts covered by a Permitted Securitization, to advance funds in an aggregate amount at any time outstanding not to exceed $750,000 to cover the interest component of obligations issued as part of such securitization and payable from collections on such Installment Contracts (such advances to be repayable to Company on a priority basis from such collections)."

                  (p) The definition of "Permitted Merger(s)" is amended to add, in the second line thereof (following the word "Guarantor"), the words ", excluding any Special Purpose Subsidiary," and to add in the fifth line thereof (following the word "Subsidiary"), the parenthetical phrase "(excluding any Special Purpose Subsidiary)".

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                  (q)      The definition of "Permitted Securitization(s)" is
                           added, as follows:

                           "'Permitted Securitization(s)' shall mean each transfer or encumbrance (each a "disposition") of specific Advances to Dealers (and any interest in or lien on the Installment Contracts or other rights relating thereto) by the Company or its Subsidiaries to a Special Purpose Subsidiary conducted in accordance with the following requirements:

                           (a) Each disposition shall identify with reasonable certainty the specific Advances to Dealers covered by such disposition; and the Advances to Dealers (and the Installment Contracts or other rights relating thereto) shall have performance and other characteristics so that the quality of such Advances to Dealers and related Installment Contracts is comparable to, but not materially better than, the overall quality of the Company's Advances to Dealers (and related Installment Contracts) as a whole, as determined in good faith by the Company in its reasonable discretion;

                           (b) The aggregate amount of all such dispositions of Advances to Dealers conducted from and after the date hereof (net of any replacements or repurchases made in accordance with Section 8.8(i)(y) hereof), shall not exceed One Hundred Forty Seven Million Dollars ($147,000,000), less One Hundred and Seventeen Percent (117%) of the principal amount of Future Debt incurred from and after the effective date of the Third Amendment pursuant to a Permitted Securitization, and the Company shall receive from each such disposition an amount not less than eighty-five percent (85%) of the value of the Advances to Dealers covered thereby;

                           (c) Each such disposition shall be without recourse (except to the extent of normal and customary representations and warranties given as of the date of each such disposition, and not as continuing representations and warranties) and otherwise on normal and customary terms and conditions for comparable asset-based securitization transactions, including, any Cleanup Call provision;

                           (d) Concurrently with each such disposition, the Company shall permanently reduce the Aggregate Commitment then in effect by an amount not less than Eighty Percent (80%) of the proceeds of each such disposition (net of reasonable and customary third party expenses incurred by the Company in connection therewith), reducing the Line of Credit Maximum Amount and the Revolving Credit Maximum Amount on a pro rata basis (based on the Aggregate Commitment then in effect) to the extent both such facilities are in effect, each such reduction in the Aggregate Commitment to be accompanied by the prepayments of principal and other sums required under
                                 Section 2.14 or 3.15, as the case may be, and otherwise in compliance with this Agreement;

                           (e) Before conducting a Permitted Securitization, Agent shall have received, to the extent the applicable Senior Debt Documents require amendment or consent in order to effect such Permitted Securitization, copies of amendments to or consents under the Senior Debt Documents executed and




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                                 delivered by the Company and the requisite
                                 holders of the Senior Debt reflecting such amendments or consents; and

                        (f) Both immediately before and after such disposition, no Default or Event of Default (whether or not related to such disposition) has occurred and is continuing.

                        In connection with each Permitted Securitization conducted hereunder, not less than ten (10) Business Days prior to the date of consummation thereof, the Company shall provide to the Agent and each of the Banks
                        (i) a schedule in the form attached hereto as Exhibit K identifying the specific Advances to Dealers (and providing collection information regarding the related Installment Contracts) proposed to be covered by such transaction (with evidence supporting its determination under subparagraph (a) of this definition) and (ii) proposed drafts of the material Securitization Documents covering the applicable securitization (and the term sheet or commitment relating thereto) and within five
                        (5) Business Days following the consummation thereof, the Company shall have provided to Agent and each Bank copies of the material Securitization Documents, as executed, including an updated schedule, substantially in the form of the schedule delivered under clause (i), above, identifying the Advances to Dealers actually covered by such transaction.

                  (r) The definition of "Revolving Credit Maximum Amount" is amended and restated in its entirety to read as follows:

                                    "'Revolving Credit Maximum Amount' shall mean Eighty Million Dollars ($80,000,000), less any reductions in the Revolving Credit Maximum Amount under Section 3.15 of this agreement."

                  (s) The definition of "Revolving Credit Maturity Date" is amended by deleting the date "May 15, 2000" (after giving effect to the Request for Extension dated May 20, 1997) in the first line thereof and substituting therefor the date "May 15, 1999";

                  (t) The definition of "Securitization Documents" is added, as follows:

                        "'Securitization Document(s)' shall mean any note purchase agreement (and any notes issued thereunder), transfer or security documents, master trust or other trust agreements, servicing agreement or other documents, instruments and certificates executed and delivered, subject to the terms of this Agreement, to evidence or secure (or otherwise relating to) a Permitted Securitization, as the same may be amended from time to time (subject to the terms hereof) and any and all other documents executed in connection therefor or replacement or renewal thereof."

                  (u) The definition of "Significant Subsidiary(ies)" is amended to add in the first line thereof (following the word "Subsidiary"), the words "other than any Special Purpose Subsidiary" and to add, at the end of the first parenthetical phrase contained in such definition (following the words "from time to time") the words "and any assets which are acquired or arise pursuant to a Permitted Securitization, including any equity interest in a Special Purpose Subsidiary)."


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                  (v)      The definition of "Special Purpose Subsidiary" is
                           added, as follows:

                           "'Special Purpose Subsidiary' shall mean any wholly-owned direct or indirect subsidiary of the Company established for the sole purpose of conducting one or more Permitted Securitizations and otherwise established and operated in accordance with customary industry practices.

                  (w) The definition "Third Amendment" is added, as follows:

                           "'Third Amendment' shall mean the Third Amendment to Credit Agreement dated as of May 11, 1998 executed and delivered by and among the Company, the Permitted Borrowers signatory thereto, the Banks and Agent."

         2. Sections 2.14 and 3.15 are amended (a) by adding in the third line thereof, following the words "prior written notice to the Agent", the words "and, regardless of whether a Default or Event of Default has occurred and is continuing, shall to the extent required under the definitions of "Funding Conditions" and "Permitted Securitization"," and (b) by adding in clause
                  (iv) thereof, following the words "termination or reduction" the parenthetical phrase "(except for terminations or reductions required under the definitions of "Funding Conditions" and "Permitted Securitization", which shall be subject to the assessment of breakage charges hereunder)."

         3. Sections 2.15 and 3.16 of the Credit Agreement are deleted in their entirety and replaced with the word "[Reserved]."

         4.       Section 7 of the Credit Agreement is amended, as follows:

                  (a) The preamble to Section 7 is amended to add, following the word "Subsidiaries" (in the second line thereof), the parenthetical phrase "(but excluding, for purposes of Sections 7.3 through 7.10, 7.19, 7.20 and 7.22 hereof, any Special Purpose
                           Subsidiary)".

                  (b) Section 7.3(c)(iii) is amended and restated in its entirety, as follows:

                           "(iii) a "static pool analysis" substantially in the form of Exhibit L attached hereto and in any event satisfactory in form and substance to the Majority Banks, which analyzes the performance of Company's and each Permitted Borrower's Installment Contracts on a quarterly basis, certified by an authorized officer of the Company as to consistency with prior such analyses, accuracy and fairness of presentation and a comparable "static pool analysis" which analyzes the performance of any installment contracts related to any Advances to Dealers transferred or encumbered pursuant to a Permitted Securitization;"

                  (c) Section 7.3(f) is amended to replace the phrase "within five (5) Business Days from each incurrence thereof" (in the third line thereof following the words "Subsidiaries; and") with the phrase "concurrently with each incurrence thereof".

                  (d) Section 7.3(h) is amended to add, at the end of said Section (following the word "projections"), the words: "and which shall

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                           reflect any Future Debt or Permitted Securitizations
                           contemplated to be incurred or made".

                  (e) Section 7.4 is amended and restated in its entirety as follows:

                           "7.4 Maintain Total Debt Level. On a Consolidated
                  basis, maintain as of the end of each fiscal quarter, Consolidated Total Debt at a level equal to or less than each of the following tests:

                           (a) Two Hundred Percent (200%) of Company"s Consolidated Tangible Net Worth from the effective date of the Third Amendment until such time (but in no event prior to December 31, 1998) as the Company has maintained a Fixed Charge Coverage Ratio, pursuant to
                                    Section 7.9 hereof, of not less than 2.00 to
                                    1.00 for two consecutive fiscal quarters, then Two Hundred Seventy-Five Percent (275%) of Company's Consolidated Tangible Net Worth; provided however that for the purposes of this test, Consolidated Total Debt shall be calculated by including all Debt incurred by a Special Purpose Subsidiary, whether or not included therein under GAAP;

                           (b) Eighty Five Percent (85%) of Advances to Dealers; and

                           (c) Sixty Percent (60%) of Gross Current Installment Contract Receivables."

                  (f) Section 7.5 is amended and restated in its entirety, as follows:

                           "7.5 Maintain Senior Funded Debt Level. On a
                  Consolidated basis, maintain as of the end of each fiscal quarter Consolidated Senior Funded Debt in an amount not in excess of Net Installment Contract Receivables less Net Dealer Holdbacks, divided by 1.10."

                  (g) Section 7.7 is amended to change the reference to "One Hundred Fifty Million Dollars ($150,000,000)" in the second line thereof to "Two Hundred Million Dollars ($200,000,000)" and to change the reference to "January 1, 1996" to "January 1, 1998".

         5. Section 8 of the Credit Agreement is hereby amended, as follows:

                  (a) The preamble to Section 8 is amended to add, following the word "Subsidiaries" (in the fifth line thereof), the parenthetical phrase "(but excluding, for purposes of Sections 8.10, 8.13, 8.14 hereof, any Special Purpose Subsidiary)".

                  (b) Section 8.1 is amended to add a new clause (iii) immediately prior to the words ", shall not constitute" as follows:

                           "or (iii) securities issued by a Special Purpose Subsidiary pursuant to a Permitted Securitization,"

                  (c) Section 8.3 is amended to add, at the end of said section, the words "and Permitted Securitization(s)."

                  (d) Section 8.5 is amended to delete the word "and" at the end of subparagraph (d) thereof, to redesignate subparagraph (e) as subparagraph (f) and to add new subparagraph (e), as follows:

                           "(e) non-recourse Debt incurred by a Special Purpose Subsidiary pursuant to a Permitted Securitization; and".

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
                  (e) Subparagraph (c) of Section 8.6 is amended to add, at the end of said subparagraph (after the word "Liens," but prior to the semicolon) the words "and any Lien encumbering property interests, rights or proceeds which are the subject of a transfer or encumbrance pursuant to a Permitted Securitization".

                  (f) Section 8.7 is amended to add immediately following the words "any Permitted Acquisition" in the first line thereof, the words "or any acquisition of any rights or property pursuant to a Permitted Securitization".

                  (g) Section 8.8 is amended to delete the word "and" at the end of subparagraph (h) thereof, to redesignate subparagraph (i) thereof as subparagraph (j) and to add a new subparagraph (i), as follows:

                           (i)     "Investments in any Subsidiary (including,
                                    without limitation, any Special Purpose
                                    Subsidiary) from and after the date hereof, consisting of (w) dispositions of specific Advances to Dealers (and its interest in the Installment Contracts relating thereto) made pursuant to a Permitted Securitization and any resultant Debt issued by a Special Purpose Subsidiary to another Subsidiary as part of a Permitted Securitization, in each case to the extent constituting Investments hereunder; (x) advances by Company (as servicer) which are permitted under the definition of Permitted Guaranties; (y) the repurchase or replacement from and after the date hereof of an aggregate amount not to exceed $2,000,000 in Advances to Dealers (and the Installment Contracts or other rights relating thereto) subsequently determined not to satisfy the eligibility standards contained in the applicable Securitization Documents relating to a Permitted Securitization, so long as (i) such replacement is accompanied by the repurchase of or release of encumbrances on Advances to Dealers previously transferred or encumbered pursuant to such securitization and in the amount thereof,
                                    (ii) any replacement Advances to Dealers
                                    (and the related Installment Contracts) are selected by Company according to the requirements set forth in clause (a) of the definition of Permitted Securitization and
                                    (iii) such replacements are made at a time when (both before and after giving effect thereto) no Default or Event of Default has occurred and is continuing; and (z) amounts required to fund any Cleanup Call under the terms of such Permitted Securitization, exercised at a time when (both before and after giving effect thereto) no Default or Event of Default has occurred and is continuing; and"

                  (h) Section 8.9 is amended to add, in the first line thereof (following the word "Banks"), the phrase "or pursuant to a Permitted Securitization".

                  (i) Section 8.11 is amended to add, at the end of the parenthetical phrase in the ninth line thereof (following the word "Debt"), the words:

                           "and other than pursuant to any of the
                           Securitization Documents, but only to the extent of the Advances to Dealers, and the other rights and property transferred or encumbered in connection with the Permitted Securitization covered by such Securitization Documents)".

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                  (j)      Section 8.12 is amended by adding at the end of such
                           subsection immediately before the "." the words "or, with respect only to Permitted Securitizations, any payment pursuant to a Cleanup Call."

                  (k) Section 8.15 is amended to add, in clause (i) thereof (following the word "Subsidiary") the words "(other than any Special Purpose Subsidiary)".

                  (l)      New Section 8.16 is added, as follows:

                           "8.16 Amendment of Securitization Documents.
                  Once executed and delivered pursuant to a Permitted Securitization, amend, modify or otherwise alter any of the material terms and conditions of any Securitization Documents or waive (or permit to be waived) any such provision thereof in any material respect, without the prior written approval of Agent and the Majority Banks. For purposes of such documents and instruments, "material" and "materially" shall be deemed to relate solely to recourse, Cleanup Calls or any change in or waiver of conditions contained therein which are required under or necessary for compliance with this Agreement."

         6. Section 9.1(f) is amended to add, at the end of such section (following the word "obligation"), the words "or, with respect to the Securitization Documents, (i) the occurrence (beyond any applicable period of grace or cure) of any "servicer event of default" thereunder or (ii) the occurrence of any other default (beyond any applicable period of grace or cure) by Company or any of its Subsidiaries, including any Special Purpose Subsidiary, under the Securitization Documents, which can be reasonably expected to result in recourse liability against the Company or any of its Subsidiaries (other than a Special Purpose Subsidiary) in an aggregate amount exceeding $2,000,000.

         7. Section 13.8(c) is amended to delete from the first sentence thereof, the entire second proviso beginning with the words "and provided further that" and ending with the words "original interest therein" and replacing the semicolon after the words "Federal Reserve Bank" with a period.

         8. This Third Amendment shall become effective (according to the terms and as of the date hereof) upon satisfaction by the Company and the Permitted Borrowers, on or before May 14, 1998, of the following conditions:

                  (a) Agent shall have received counterpart originals of this Third Amendment, in each case duly executed and delivered by Company, the Permitted Borrowers and the requisite Banks, in form satisfactory to Agent and the Banks; and

                  (b) Agent shall have received from the Company and each of the Permitted Borrowers a certification (i) that all necessary actions have been taken by such parties to authorize execution and delivery of this Third Amendment, supported by such resolutions or other evidence of corporate authority or action as reasonably required by Agent and the Majority Banks and that no consents or other authorizations of any third parties are required in connection therewith; and (ii) that, after giving effect to this Third Amendment, no Default or Event of Default has occurred and is continuing on the proposed effective date of the Third Amendment.

                  If the foregoing conditions have not been satisfied or waived on or before May 14, 1998, this Third Amendment shall lapse and be of no further force and effect. Furthermore, within five (5) Business Days from the effective date of this Third Amendment, as aforesaid, Company shall pay to the Agent, for distribution to each of the Banks, an amendment fee in the amount of ten basis points on each such Bank's Percentage of the Aggregate Commitment, as applicable, in effect as of the date of this Third Amendment (after giving effect thereto) and failure to comply with this provision shall be an Event of Default under the Credit Agreement.

         9. New Exhibits K (Advances to Dealers/Permitted Securitization) and L (Form of Static Pool Analysis) attached hereto as Attachment 1 and 2, respectively, are added to the Credit Agreement; and new Schedule 6.15 (Litigation) attached hereto as Attachment 3 shall replace existing Schedule 6.15 in its entirety.

         10. Each of the Company and the Permitted Borrowers ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.22, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement.

         11. Except as specifically set forth above, this Third Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

         12. Unless otherwise defined to the contrary herein, all capitalized terms used in this Third Amendment shall have the meaning set forth in the Credit Agreement.

         13. This Third Amendment may be executed in counterpart in accordance with Section 13.10 of the Credit Agreement.

         14. This Third Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

                     [signatures follow on succeeding pages]

         WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK,                                  CREDIT ACCEPTANCE CORPORATION
as Agent


By:  Jaitinder Kalia                            By:  Brett A. Roberts
     -------------------------------                 ---------------------------

Its: Corporate Finance Officer                  Its: Chief Financial Officer
     -------------------------------                 ---------------------------

One Detroit Center
500 Woodward Avenue
Detroit, Michigan 48226
Attention: Michael P. Stapleton

                               CREDIT ACCEPTANCE CORPORATION
                               UK LIMITED


                               By:  Brett A. Roberts
                                    ---------------------------------------


                               Its: Secretary
                                    ---------------------------------------


                               CAC OF CANADA LIMITED


                               By:  Brett A. Roberts
                                    ---------------------------------------

                               Its: Chief Financial Officer
                                    ---------------------------------------


                               CREDIT ACCEPTANCE CORPORATION IRELAND LIMITED


                               By:  Brett A. Roberts
                                    ---------------------------------------


                               Its: Secretary
                                    ---------------------------------------

                                       COMERICA BANK


                                       By:  Timothy P. Ashley
                                            --------------------------------

                                       Its: 1st Vice President
                                            --------------------------------

                                        LASALLE NATIONAL BANK


                                        By:  Ben Schreiner
                                             -----------------------------


                                        Its: Loan Officer
                                             -----------------------------

                                        THE FIRST NATIONAL BANK OF
                                        CHICAGO


                                        By:  Toral G. Stack
                                             -----------------------------

                                        Its: Vice President
                                             -----------------------------

                                        THE SUMITOMO BANK, LIMITED,
                                        CHICAGO BRANCH

                                        By:  Herb Redding
                                             ------------------------------

                                        Its: V.P. & Mgr.
                                             ------------------------------

                                        and

                                        By:  Stan Marciniak
                                             ------------------------------

                                        Its: V.P. & Mgr.
                                             ------------------------------

                                        HARRIS TRUST AND SAVINGS BANK


                                        By:  Michael Cameli
                                             -----------------------------

                                        Its: V.P.
                                             -----------------------------

                                        THE BANK OF NEW YORK


                                        By:  William Barnum
                                             -----------------------------

                                        Its: Vice President
                                             -----------------------------

                                        THE FIFTH THIRD BANK OF NORTHWESTERN
                                        OHIO, N.A.

                                        By:  Brent J. Lochbihler
                                             -----------------------------

                                        Its: Vice President
                                             -----------------------------

                                              U.S. BANK NATIONAL ASSOCIATION, as
                                              successor by merger to United
                                              States National Bank of Oregon


                                              By:  Joseph Andersen
                                                   -------------------------

                                              Its: Vice President
                                                   -------------------------

                                              THE BANK OF TOKYO-MITSUBISHI, LTD.
                                              (CHICAGO BRANCH)


                                              By:  Hajime Watanabe
                                                   -------------------------

                                              Its: Deputy General Mgr.
                                                   -------------------------

                                                   BANQUE PARIBAS

                                                   By:  Ann B. McAloon
                                                        --------------------

                                                   Its: Vice President
                                                        --------------------

                                                   and

                                                   By:  Karen E. Coons
                                                        -------------------

                                                   Its: Vice President
                                                        -------------------

                                                    CREDIT LYONNAIS
                                                    NEW YORK BRANCH


                                                    By:  W. Jay Buckley
                                                         ------------------

                                                    Its: Vice President
                                                         ------------------

                                             FIRST UNION NATIONAL BANK


                                             By:  Jane W. Workman
                                                  --------------------------

                                             Its: Senior Vice President
                                                  --------------------------

                                            FIRSTAR BANK MILWAUKEE, N.A.


                                            By:  Dale Guenther
                                                 -----------------------

                                            Its: Vice President
                                                 -----------------------

                                            NATIONSBANK, N.A.


                                            By:  Elizabeth Kurilecz
                                                 -----------------------


                                            Its: Senior Vice President
                                                 -----------------------

                                             THE BANK OF NOVA SCOTIA


                                             By:  M.D. Smith
                                                  -------------------------

                                             Its: Agent Operations
                                                  -------------------------

                                             CIBC INC.


                                             By:  Gerald Girarti
                                                  -------------------------

                                             Its: Executive Director
                                                  -------------------------